Medifast Announces Second Quarter 2022 Financial Results and
Updated Outlook

BALTIMORE - August 3, 2022 /PRNewswire/ -- Medifast (NYSE: MED), the global company behind one of the fastest-growing health and wellness communities, OPTAVIA®, today reported results for the second quarter ended June 30, 2022.
Second Quarter 2022 Highlights Compared to the Prior-Year Period
•Revenue increased 15.0% to $453.3 million
•14.9% growth in the number of independent active earning OPTAVIA Coaches to 68,000
•Revenue per active earning OPTAVIA Coach was $6,667 a slight increase above the prior year
•Net income decreased 16.7% to $39.1 million
•Non-GAAP adjusted net income decreased 5.7% to $44.3 million
•Earnings per diluted share (“EPS”) of $3.42, a decrease of 13.6%
•Non-GAAP adjusted EPS of $3.87, a 2.5% decrease
•Entered into a $100 million accelerated share repurchase agreement

“We delivered another solid quarter at Medifast, with revenues up 15%, almost 15% growth in the number of active earning Coaches, and robust Coach productivity. The customized support of OPTAVIA Coaches remains a key differentiator for our business, and these results are a demonstration of the continued strength of our model, ” said Dan Chard, Chairman and Chief Executive Officer of Medifast. “We’re not immune to issues in the wider macroeconomic environment, and like many consumer-focused businesses, we’ve seen the impact of inflation on customer retention and consumer sentiment, which will cause slower-than-anticipated growth in the second half. However, we believe we remain well positioned for significant future growth as we continue to execute our core strategies and expand further into the broader health and wellness arena. Our continued confidence in our unique and powerful business model is underscored by our recently announced $100 million accelerated share repurchase program, demonstrating our consistent belief in our ability to drive sustainable long-term growth.”
Second Quarter 2022 Results
Second quarter 2022 revenue increased 15.0% to $453.3 million from $394.2 million for the second quarter of 2021. Revenue growth was primarily driven by an increase in the total number of active earning OPTAVIA Coaches, which rose 14.9% to 68,000 compared to 59,200 for the second quarter of 2021. The average revenue per active earning OPTAVIA Coach was $6,667, slightly above the second quarter of 2021.
Gross profit increased 9.5% to $321.7 million from $293.7 million for the second quarter of 2021. The increase in gross profit was primarily attributable to higher revenue partially offset by elevated cost of sales. The Company’s gross profit as a percentage of revenue was 71.0% compared to 74.5% in the second quarter of 2021. The decrease in gross profit as a percentage of revenue was primarily due to a customer acquisition program and higher product costs resulting from higher raw ingredient costs.

Selling, general, and administrative expenses (“SG&A”) increased 17.4% to $272.7 million compared to $232.3 million for the second quarter of 2021. As a percentage of revenue, SG&A increased 124 basis points year-over-year to 60.2% of revenue, as compared to 58.9% for the second quarter of 2021. The increase in SG&A was primarily due to higher OPTAVIA Coach compensation expense, donations made to support the Ukrainian relief effort ("Donations"), incremental costs related to continued investment in information technology and distribution infrastructure, and increased credit card fees resulting from higher sales. Non-GAAP adjusted SG&A increased $31.0 million to $263.3 million and non-GAAP adjusted SG&A as a percentage of revenue decreased 84 basis points year-over-year to 58.1%. Non-GAAP adjusted SG&A excludes expenses related to Donations.
Income from operations decreased 20.3% to $49.0 million from $61.4 million in the prior-year period. As a percentage of revenue, income from operations was 10.8% for the second quarter of 2022 compared to 15.6% in the prior-year period. Non-GAAP adjusted income from operations decreased $3.0 million to $58.4 million. Non-GAAP adjusted income from operations as a percentage of revenue was 12.9%, a decrease of 270 basis points from the year-ago period. Non-GAAP adjusted income from operations excludes Donations.
The effective tax rate was 19.8% for the second quarter of 2022 compared to 23.4% in the prior-year period. The decrease in the effective tax rate was primarily driven by the tax benefit for Donations made in the quarter partially offset by a minimal increase in various other items. Non-GAAP effective tax rate was 23.9% as compared to 23.4% in the prior year period.
In the second quarter of 2022, net income was $39.1 million, or $3.42 per diluted share, based on approximately 11.4 million shares of common stock outstanding. In the second quarter of 2021, net income was $47.0 million, or $3.96 per diluted share, based on approximately 11.9 million shares of common stock outstanding. In the second quarter 2022, non-GAAP adjusted net income was $44.3 million, or $3.87 per diluted share.
Capital Allocation and Balance Sheet
On June 1, 2022, the Company announced an accelerated share repurchase program ("ASR") to repurchase $100 million of outstanding common stock with approximately 480 thousand shares repurchased as of June 30, 2022 and final settlement expected no later than October 2022.
The company announced a quarterly cash dividend of $18.6 million, or $1.64 per share, payable on August 8, 2022, to stockholders of record as of the close of business on June 28, 2022.
The Company’s balance sheet remains strong with $61.1 million in cash, cash equivalents and investment securities and $27.0 million in debt as of June 30, 2022 compared to $109.5 million in cash, cash equivalents and investment securities and no debt at December 31, 2021. The change in net cash is largely attributable to commencement of the ASR announced on June 1st.
Outlook
The following guidance reflects the Company’s updated expectations for the full-year 2022 and is provided on a non-GAAP basis, which excludes expenses related to Donations. Since the Company is continuing to work with third-party nonprofit partners, the Company cannot predict, without unreasonable effort, the amount of Donations that will be given in the second half of 2022 that will be included in GAAP results.

The Company expects full-year 2022 revenue to be in the range of $1.58 billion to $1.66 billion, down from the previously announced range of $1.78 billion to $1.84 billion. The Company expects full-year 2022 non-GAAP diluted EPS to be in the range of $12.70 to $14.10, down from the previously announced range of $14.60 to $16.05. The decline in the Company’s outlook is due to macroeconomic factors such as inflation and consumer sentiment which have impacted customer retention. The revised full-year 2022 earnings guidance assumes a 24.25% to 25.25% effective tax rate.
Conference Call Information
The conference call is scheduled for today, Wednesday, August 3, 2022 at 4:30 p.m. ET. The call will be broadcast live over the Internet, hosted at the Investor Relations section of Medifast's website at www.MedifastInc.com or directly at https://app.webinar.net/6oK1JxlJeQm and will be archived online and available through August 17, 2022. In addition, listeners may dial (855) 560-2579.
A telephonic playback will be available from 6:30 p.m. ET, August 3, 2022, through August 10, 2022. Participants can dial (877) 344-7529 to hear the playback and enter passcode 7977392.
About Medifast:
Medifast (NYSE: MED) is the global company behind one of the fastest-growing health and wellness communities, OPTAVIA®, which offers scientifically developed products, clinically proven plans and the support of independent OPTAVIA Coaches and a Community to help Customers achieve Lifelong Transformation, One Healthy Habit at a Time®. As the publicly traded market leader by revenue in the U.S. $7 billion weight management industry, the company has impacted more than 2 million lives through its Community of OPTAVIA Coaches, who teach Customers how to develop holistic healthy habits through the proprietary Habits of Health® Transformational System. Medifast was recognized in 2022 as one of America’s Best Mid-Sized Companies by Forbes, in 2020 and 2021 as one of FORTUNE's 100 Fastest-Growing Companies and was named to Forbes' 100 Most Trustworthy Companies in America list in 2017. For more information, visit MedifastInc.com or OPTAVIA.com and follow @Medifast on Twitter.
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Forward Looking Statements
Please Note: This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend," “anticipate,” “expects” or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. These statements are based on the current expectations of the management of Medifast and are subject to certain events, risks, uncertainties and other factors. Some of these factors include, among others, constraints, volatility or disruptions in the capital markets or other factors affecting the amount and timing of share repurchases under Medifast’s accelerated share repurchase program; risks associated with Medifast’s direct-to-consumer business model, the impact of rapid growth on Medifast’s systems; disruptions in Medifast’s supply chain; Medifast’s inability to continue to develop new products; effectiveness of Medifast’s advertising and marketing programs, including use of social media by independent OPTAVIA Coaches; Medifast’s inability to maintain and grow the network of independent OPTAVIA Coaches; the departure of one or more key personnel; Medifast’s inability to protect against online security risks; to protect its brand or to protect against product liability claims; Medifast’s planned growth into domestic and international markets; adverse publicity associated with Medifast’s products; Medifast’s inability to continue declaring dividends; fluctuations of Medifast’s common stock market price; the severity, length and ultimate impact of the COVID-19 pandemic on Medifast’s results and people and economies; increases in competition, litigation, consequences of other geopolitical events, natural disasters, acts of war, climate change, stockholder activism, regulatory changes, inflation, labor shortages, supply chain issues and the resulting impact on market conditions and consumer sentiment and spending;, and a failure of internal control over financial reporting. Although Medifast believes that the expectations, statements and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and other filings filed with the United States Securities and Exchange Commission, including its quarterly reports on Form 10-Q and current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.
Investor Contact:
ICR, Inc.
Reed Anderson
InvestorRelations@medifastinc.com
(800) 763-9953

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(U.S. dollars in thousands, except per share amounts & dividend data)

	Three months ended June 30,		Six months ended June 30,	
	2022	2021	2022	2021
Revenue	$ 453,333	$ 394,189	$ 870,933	$ 734,858
Cost of sales	131,651	100,482	246,965	192,604
Gross profit	**321,682**	**293,707**	**623,968**	**542,254**
Selling, general, and administrative	272,718	232,273	519,917	428,021
Income from operations	**48,964**	**61,434**	**104,051**	**114,233**
Other expense				
Interest expense	(164)	(67)	(259)	(44)
Other expense	(4)	(22)	(20)	(3)
	(168)	(89)	(279)	(47)
Income from operations before income taxes	**48,796**	**61,345**	**103,772**	**114,186**
Provision for income taxes	9,683	14,382	22,878	26,160
Net income	**$ 39,113**	**$ 46,963**	**$ 80,894**	**$ 88,026**
Earnings per share - basic	$ 3.44	$ 4.00	$ 7.06	$ 7.48
Earnings per share - diluted	$ 3.42	$ 3.96	$ 7.01	$ 7.42
Weighted average shares outstanding				
Basic	11,354	11,753	11,455	11,762
Diluted	11,435	11,858	11,534	11,869
Cash dividends declared per share	$ 1.64	$ 1.42	$ 3.28	$ 2.84

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding our results, we disclose various non-GAAP financial measures in our quarterly earnings press release and other public disclosures. The following GAAP financial measures have been presented on an as adjusted basis: SG&A expenses, income from operations, net income, diluted EPS and effective tax rate. Each of these non-GAAP financial measures excludes the impact of certain amounts as further identified below that the Company believes are not indicative of its core ongoing operational performance. A reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure is included below. These non-GAAP financial measures are not intended to replace GAAP financial measures.

We use these non-GAAP financial measures internally to evaluate and manage the Company’s operations because we believe they provide useful supplemental information regarding the Company’s on-going economic performance. We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

The following tables reconcile the non-GAAP financial measures included in this report (in thousands):

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